UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 20, 2011

Bakken Resources, Inc.

(Exact name of registrant specified in charter)

Nevada	000-53632	26-2973652
(State of Incorporation)	(Commission File Number)	(IRS Employer
Identification No.)

1425 Birch Ave., Suite A, Helena, MT 59601

(Address of principal executive offices)  (Zip Code)

(406) 442-9444

Issuer’s Telephone Number

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR

       240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR

       240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement

On May 20, 2011, Bakken Resources, Inc. (the “Company”) closed on the purchase of $230,000 in convertible notes pursuant to a series of Convertible Bridge Loan Agreements (collectively, the “Loan Agreements”) with certain investors whereby the Company agreed to sell 6% Convertible Promissory Notes (the “Notes”) and  Warrants (the “Warrants”).  The Notes are part of a series of note offerings for an aggregate amount of up to $300,000.

The Notes bear an annual interest rate of 6% and shall be converted into shares of common stock of the Company upon the closing of an equity financing round for an amount of not less than $2,000,000 (“Qualified Financing Round”) on or prior to December 31, 2011 (the “Closing Date”).  Conversion, if it occurs, shall be at a 25% discount to the price per share of the Qualified Financing Round.  Interest on the Notes shall not be deemed payable in the event of an equity conversion pursuant to a Qualified Financing Round.  In the event the Qualified Financing Round does not take place on or prior to the Closing Date, the Notes shall become due, plus interest accrued to date.  The Warrants expire five years from the date of issuance and the number of shares of common stock of the Company exercisable shall be calculated at the time of closing of the Qualified Financing Round and shall be equal to 20% of the value of the Note divided by the exercise price determined at the Closing Date.  A form of the Loan Agreements, the Notes and the Warrants are attached hereto as exhibits to this Form 8-K.

The Company issued the Notes and Warrants pursuant to the exemption from registration afforded by the provisions of Section 4(2) of the Securities Act and Rule 506 of Regulation D thereunder.  The description of the transaction in this Current Report does not purport to be complete and is qualified in its entirety by reference to the Loan Agreement, the Note, and the Warrant (collectively, the “Transaction Documents”).  The Transaction Documents have been included to provide investors and security holders with information regarding their terms.  They are not intended to provide any other factual information about the Company.

Item 9.01

Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.

Description

10.1

Form of Convertible Bridge Loan Agreement

10.2

Form of Convertible Promissory Note

10.3

Form of Warrant

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bakken Resources, Inc.

By:	/s/Val M. Holms
Name: Val M. Holms
Title: President & CEO
Dated: May 25, 2011